EXHIBIT 99.1

                   [HOLLEY, ABLERTSON & POLK, P.C. LETTERHEAD]

                                February 26, 2003



Shareholders of Common Stock in
   Windsor Woodmont Black Hawk Resort Corp.

RE: Chapter 11 Bankruptcy proceedings, Case No. 02-28089-ABC, United States Bankruptcy Court for the District of Colorado

Dear Shareholders:

     The undersigned has acted as general counsel for Windsor Woodmont Black Hawk Resort Corp. (WWRC) since WWRC acquired title to and financing for a casino project in Black Hawk, Colorado, commonly known as Black Hawk Casino by Hyatt (the Project) in March, 2000. The purpose of this letter is to generally apprize and inform the holders of common stock in WWRC of the status of the above-referenced Chapter 11 bankruptcy proceeding which was filed by WWRC in early November, 2002 (the Chapter 11 Proceeding) in the United States Bankruptcy Court for the District of Colorado (the Bankruptcy Court). This letter will summarize significant events precipitating the Chapter 11 bankruptcy filing, significant occurrences in and the current status of the Chapter 11 Proceeding. This letter does not include and is not intended to convey any discussion concerning WWRC's strategy or plans for future action in the Chapter 11 Proceeding or projections concerning the outcome of the proceeding. The former is both subject to attorney-client privilege and subject to change as the Chapter 11 Proceeding progresses, the latter is speculative and subject to the supervision and decisions of the Bankruptcy Court.

     WWRC was unable to make the interest payment in the amount of $6,500,000 due on September 15, 2002 under the Indenture dated as of March 14, 2000 for the 13% First Mortgage Notes due in 2005 (the Indenture). Shortly after the expiration of the 30 day grace period for that payment, on October 15, 2002, SunTrust Bank, trustee under the Indenture, issued a notice of default to WWRC. On November 1, 2002, SunTrust Bank commenced a foreclosure proceeding on the Project and other real estate collateral with the Public Trustee in Gilpin County and applied to the District Court in Gilpin County, Colorado for and obtained appointment of a receiver to take control of the project and all assets of WWRC constituting collateral under the Indenture.

     On November 7, 2002, WWRC filed a Petition under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court commencing the Chapter 11 Proceeding. Prior to this filing, WWRC retained Irell & Manella LLP to act as its lead bankruptcy counsel and Alvarez & Marsal, Inc. to act as its financial advisor in preparation of a reorganization plan.

     On December 6, 2002, WWRC filed a motion with the Bankruptcy Court for a determination that the post-petition funds of WWRC (i.e., funds generated by the operation of the Black Hawk Casino by Hyatt) were not cash collateral under the Indenture and for authority by WWRC to use those funds for WWRC's operations (the Cash Collateral Motion). On December 19, 2002, the bondholders under the Indenture (Bondholders) filed objection to the Cash Collateral Motion and on December 26, 2002, Hyatt Gaming Management, Inc. (Hyatt) filed a joinder to the Bondholders' objection. Other creditors also objected to the Cash Collateral Motion. At a hearing on January 13, 2003, the Bankruptcy Court determined that WWRC's post-petition gaming revenues were not cash collateral and authorized their use by WWRC.

     From the date of filing of the bankruptcy petition until December 23, 2002, WWRC attempted to negotiate an agreement with Hyatt which would have included a termination of Hyatt's Management Agreement for the Project and a transition of management from Hyatt to WWRC. On December 23, 2002, after negotiations with Hyatt proved unproductive, WWRC filed a Motion to Reject the Hyatt Management Agreement (the Motion to Reject). Under the Motion to Reject, WWRC is requesting that the Bankruptcy Court terminate the Hyatt Management Agreement and allow WWRC to manage the Project. WWRC's Motion to Reject asserts, among other things, that Hyatt has not managed the project in a competent fashion, has failed to meet revenue and other projections as set forth in budgets and forecasts prepared by Hyatt, and that termination of the Management Agreement is in the best interest of WWRC and the Chapter 11 estate.

     On January 10, 2003, the Bondholders filed an objection to the Motion to Reject and on January 15, 2003, Hyatt filed an objection to the Motion to Reject. The Bankruptcy Court has scheduled the Motion to Reject for a two-day hearing on March 28 and March 31, 2003. Between now and the hearing, the Bankruptcy Court has set deadlines for completion of discovery, trial briefs, and the exchange of witness and exhibit lists. The outcome of the hearing on the Motion to Reject will have a significant impact on the balance of the Chapter 11 Proceeding.

     After the filing of a Chapter 11 bankruptcy petition, the debtor (in this case, WWRC) has a 90-day "Exclusivity Period" in which to file a Chapter 11 reorganization plan with the Bankruptcy Court (in other words, no creditors or other third parties can file a competing plan within this Exclusivity Period). WWRC's Exclusivity Period would otherwise expire on March 7, 2003. On January 30, 2003, WWRC filed a Motion seeking a 60-day extension of the Exclusivity Period from March 7, 2003 to May 6, 2003, based, in part, on the pendency of the Motion to Reject. The Bankruptcy Court has not yet ruled on this extension Motion. Once a Chapter 11 reorganization plan is filed by WWRC, the Bankruptcy Court will establish a schedule for a confirmation hearing (the equivalent of a trial) for purposes of establishing the feasibility of the reorganization plan.

     WWRC has been successful in reaching an agreement with David R. Belding, WWRC's furniture, fixtures and equipment lender, whereby Mr. Belding has agreed to the treatment of his claim both during the Chapter 11 and after confirmation of a reorganization plan. A Stipulation memorializing the agreement with Mr. Belding has been finalized and a Motion for Approval of the Stipulation was filed with the Bankruptcy Court on February 14, 2003. The Bondholders, Hyatt, and others may object to the terms of this settlement and, if so, a hearing on this motion will also be required.

     While there are many other actions which have occurred and which are under way in the Chapter 11 Proceeding, the foregoing summary highlights what the WWRC Board of Directors believe to be the most significant occurrences in the Chapter 11 Proceeding to date, i.e., the Cash Collateral Motion and its outcome, the Motion to Reject and the upcoming hearing thereon, the request for extension of the Exclusivity Period, and the settlement with David Belding.

     It is likely that the Chapter 11 Proceeding will remain pending for several more months prior to a hearing on confirmation of a reorganization plan. As shareholders of WWRC, you may anticipate a supplemental letter updating you on the status of the Chapter 11 Proceeding in the next 60 to 90 days. We understand that many of you may have further questions; however, WWRC has been advised by its securities counsel that in order to avoid any questions of selective disclosure of material, non-public information, we must decline to provide further information. Accordingly, we would appreciate it if you would not contact the officers, directors or counsel and ask for further information. Your cooperation will be greatly appreciated and will permit WWRC to focus upon operations and completion of its plan to reorganize.

                                              Sincerely yours,

                                              HOLLEY, ALBERTSON & POLK, P.C.

                                              /s/  Scott D. Albertson
                                                   Scott D. Albertson
SDA/kwc